EXHIBIT (j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2023, relating to the financial statements and financial highlights of Plan Investment Fund, Inc., comprised of the Government Portfolio and Money Market Portfolio, for the year ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Chicago, Illinois

April 21, 2023

C-14